EXHIBIT 5.1
Conyers Dill & Pearman
Attorneys at Law
Cricket Square, Hutchins Drive. P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands
Tel: (345) 945 3901    Fax: (345) 945 3902    Email: cayman@conyersdillandpearman.com
www.conyersdillandpearman.com
December 23, 2009

SINA Corporation	DIRECT LINE: 345 814 7274
37F Jin Mao Tower	E-MAIL: Kevin.butler@conyersdillandpearman.com
88 Century Boulevard, Pudong	OUR REF: 703926/148535
Shanghai 200121	YOUR REF:
People Republic of China
Dear Sirs:
SINA Corporation (the “Company”)
We act as special legal counsel in the Cayman Islands for the Company, a Cayman Islands company, in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the base prospectus (the “Prospectus”) included therein with respect to the public offering by the Company of an indeterminate amount of Ordinary Shares (the “Unissued Shares”) with a par value of US$0.133 each and the resale of the Ordinary Shares from time to time by any selling shareholder identified in a prospectus supplement (the “Issued Shares” and, together with the Unissued Shares, the “Shares”).
For the purposes of giving this opinion, we have examined a copy of the Registration Statement (including the Prospectus). We have also reviewed the amended and restated memorandum and articles of association of the Company (together, the “Constitutional Documents”), which were filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on March 16, 2005 and Exhibit 3.1 to the Company’s Report of Foreign Issuer on Form 6-K filed on December 23, 2009, respectively, a copy of minutes of a meeting of the board of directors of the Company (the “Board”) held on December 3, 2009 (the “Minutes”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on December 21, 2009 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement (including the Prospectus) and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (g) that the Company will have sufficient authorised capital to effect the issue of any of the Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Shares, (h) the capital of the Company as set out in the Constitutional Documents is correct, (i) that, upon the issue of any Shares, the Company or the Selling Shareholder, as applicable, will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.
The obligations of the Company in connection with any Shares or other agreement or document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Cayman Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, and (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands courts.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit in connection with the Registration Statement (including the Prospectus) and any prospectus supplement and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing we are of the opinion that:
1.	As at the Certificate Date, the Company is duly incorporated and validly existing under the laws of the Cayman Islands and in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).
2.	The authorised share capital of the Company is US$23,700,000 divided into 150,000,000 ordinary shares of a nominal or par value of US$0.133 each and 3,750,000 preferences shares of nominal or par value of US$1.00 each.
3.	When the issue and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and / or any prospectus supplement and registered in the register of members (shareholders), such shares will be legally issued and allotted and credited as fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforcement of Civil Liabilities” and “Legal Matters” and elsewhere in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ Conyers Dill & Pearman
CONYERS DILL & PEARMAN